EXPLANATORY NOTE

Immersed Inc. has prepared and filed this Pre-Qualification Amendment No. 3 on Form 1-A/A solely for the purpose of updating the auditor’s consent (Exhibit 11.1 Consent of Independent Auditor).

PART III – EXHIBITS

Exhibit No.	Description
2.1*	Amended and Restated Certificate of Incorporation dated May 13, 2021
2.2*	Amendment dated November 19, 2021, to the Amended and Restated Certificate of Incorporation
2.3*	Amendment dated October 24, 2023, to the Amended and Restated Certificate of Incorporation
2.4*	Certificate of Designation of Series 1 Convertible Preferred Stock dated May 13, 2021
2.5*	Amendment dated November 19, 2021 to the Certificate of Designation of Series 1 Preferred Stock
2.6*	Second Amended and Restated Certificate of Incorporation dated December 29, 2025
2.7*	Bylaws of Immersed Inc. (former AraJoy, Inc.)
4.1*	Form of Subscription Agreement
6.1*	Agreement with DealMaker Securities LLC (and affiliates), dated October 28, 2025
6.2*	Advisor Agreement between the Immersed Inc. and Lonsdale Enterprises Inc., dated May 18, 2023
6.3*	Form of indemnification agreement for directors and officers
6.4*	2017 Stock Option Plan, as amended on September 30, 2019, May 13, 2021, February 1, 2022, November 14, 2022, and October 20, 2025
6.5*	2017 Form of Stock Option Agreement
6.6*	2025 Equity Incentive Plan
6.7*	2025 Form of Stock Option Agreement
6.8*	Founder Stock Exchange Agreement, dated December 29, 2025
11.1**	Consent of Independent Auditor
12.1*	Opinion of Greenberg Traurig, P.A. regarding legality of the securities covered in this Offering

* Previously filed.

** Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, as amended, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this pre-qualification amendment to the Offering Statement on Form 1-A/A and has duly caused this Offering Circular and the correlating Offering Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the city of Austin, Texas on this 31st day of December 2025.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

IMMERSED INC.

By: /s/ Renji Bijoy
Name: Renji Bijoy Title: Founder and Chief Executive Officer